Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RLI CORP.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

The name of the corporation is RLI Corp. (the “Corporation”). The Corporation, duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.	That the Board of Directors of the Corporation duly adopted resolutions setting forth an Amendment of the Amended and Restated Certificate of Incorporation declaring that the Article thereof numbered "Fourth" be amended and restated so that said Article Fourth shall read in its entirety as follows:

“FOURTH: The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares of capital stock which the Corporation shall have authority to issue is 405,000,000.  The total number of shares of Common Stock that the Corporation is authorized to issue is 400,000,000, having a par value of $0.01 per share, and the total number of shares of Preferred Stock that the corporation is authorized to issue is 5,000,000, having a par value of $0.01 per share.

At the Effective Time (as defined below), each share of Common Stock issued and outstanding, and each share of Common Stock held as treasury stock, in each case as of immediately prior to the Effective Time, shall automatically, without further action on the part of the Corporation or any holder of thereof, be subdivided and reclassified into two fully paid and nonassessable shares of Common Stock, reflecting a 2:1 stock split.”

2.	That the foregoing amendment to the Amended and Restated Certificate of Incorporation were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3.	This Certificate of Amendment shall become effective at 5:00 p.m., Eastern Time, on January 15, 2025 (the “Effective Time”).

IN WITNESS WHEREOF, this Amendment to the Amended Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 18th day of November.

RLI CORP.

By:	/s/ Jeffrey D. Fick
Name:	Jeffrey D. Fick
Title:	Chief Legal Officer & Corporate Secretary